EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-112239, 333-115077 and 333-117946) and on Form S-8 (Nos. 333-36020, 333-108314, and 333-117945) of Corautus Genetics Inc. and in the related Prospectus of our report dated February 22, 2005, with respect to the consolidated financial statements of Corautus Genetics Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 21, 2005